Exhibit 10.1

MEMORANDUM OF UNDERSTANDING (MOU)

BETWEEN:

Star Alliance International Corp. (OTC: STAL)

(Hereinafter referred to as “STAL”)

Address: [STAL Address]

AND

The Knightsbridge Group

(Hereinafter referred to as “Knightsbridge”)

Address: [Knightsbridge Address]

BACKGROUND:

1.	STAL is a publicly listed Gold Miner with substantial Gold Reserves.

2.	Knightsbridge is a financial services provider with expertise in financial market expansion, digital asset management, and legal representation.

PURPOSE:

This Memorandum of Understanding (MOU) outlines the mutual intentions of STAL and Knightsbridge to collaborate and leverage their respective strengths to achieve the following objectives:

TERMS:

1.	Market Expansion in Asia: Knightsbridge will assist STAL in identifying and tapping into new investor markets in Asia. This includes providing market research, strategy development, and networking to facilitate STAL's investor outreach.

2.	Development of GoldBacked Digital Asset: Knightsbridge will develop and issue a DGC (Digital Gold Coin) backed by STAL’s gold assets.

3.	Exploration of Digital Asset Opportunities: Knightsbridge will work with STAL to explore additional opportunities related to digital assets, equity, and derivatives that can enhance STAL's financial standing and growth.

4.	Legal Representation: Knightsbridge will provide legal representation and advisory services to STAL in Asian markets and with foreign regulators, ensuring that STAL operates within the regulatory framework and remains compliant with applicable laws.

5.	Equity Issuance:In consideration of the services provided by Knightsbridge, STAL will issue 50,000 shares of Preferred and 48,000,000 shares of common to Knightsbridge Group. In addition, STAL will allow Knightsbridge to retain 10% of the DGC (Digital Gold Coin) which will be developed and issued specifically for this project.

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CONFIDENTIALITY:

Both STAL and Knightsbridge agree to treat all nonpublic information obtained during the course of this collaboration with the utmost confidentiality and will not disclose such information to third parties without prior written consent from the other party.

GOVERNING LAW:

This MOU shall be governed by and construed in accordance with the laws of the jurisdiction specified in a subsequent agreement between the parties.

TERMINATION:

This MOU may be terminated by either party with30 dayswritten notice to the other party. Termination of this MOU will not affect any obligations or agreements already in place, which shall continue to be binding on the parties.Termination will not occur prior to the introduction of the Digital Gold Coin.

ENTIRE AGREEMENT:

This MOU constitutes the entire agreement between STAL and Knightsbridge and supersedes all prior agreements and understandings, whether written or oral.

ACCEPTANCE:

This MOU is accepted by:

For Star Alliance International Corp. (STAL):

Signature: /s/ Richard Carey

Name: Richard Carey

Title:President and Chairman

Date:November 6, 2023

For The Knightsbridge Group:

Signature: /s/ David Chiapowski

Name: David Chiapowski

Title: Sr Managing Director

Date: November 6, 2023

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